Exhibit 4.1

Company Order and Certificate

The undersigned hereby certifies, for the purposes of Section 2.01(d) of the indenture dated as of July 7, 2009, by and between France Telecom (the “Company”), a société anonyme organized and existing under the laws of France, and The Bank of New York Mellon, as trustee (the “Trustee”) as supplemented and amended by the first supplemental indenture dated September 7, 2010 (as so supplemented and amended, the “Indenture”) that:

Pursuant to the resolutions adopted by the Board of Directors of the Company on October 27, 2010 and February 23, 2011 and the decision of Stéphane Richard, Président-Directeur Général of the Company, dated September 7, 2011 authorizing the issuance of the 2.750% Notes Due 2016 and the 4.125% Notes Due 2021 (together, the “Notes”), the terms of the Notes established for the purposes of Section 2.01 of the Indenture are set forth in the forms of the Notes attached hereto as Exhibit A.

IN WITNESS WHEREOF, the undersigned has executed this Company Order and Certificate as of this 14th day of September, 2011.

By:	/s/ Jean-Michel Thibaud
	Name:	Jean-Michel Thibaud
	Title:	Group Treasurer